Item 77C:

(a)	The Special Meeting of Shareholders (the Meeting) of Guggenheim
Enhanced Equity Strategy Fund (GGE), Guggenheim Equal Weight Enhanced Equity Income Fund (GEQ), and Guggenheim Enhanced Equity Income Fund (GPM) (each a Fund, and collectively, the Funds) took place on February 13, 2017.

(c)

To summarize the related Meeting materials:

	Proposal 1: For the shareholders of GPM, approval of the Agreement and Plan of Redomestication that provides for the redomestication of GPM from a
Massachusetts business trust to a Delaware statutory trust

	The mergers of GGE and GEQ with GPM and the issuance of GPMs common shares, as follows:

	Proposal 2(A): For the shareholders of GGE, approval of an Agreement and Plan of Merger between GGE and GPM (the GGE Merger Agreement), including the termination of GGEs registration under the Investment Company Act of 1940

	Proposal 2(B): For the shareholders of GEQ, approval of an Agreement and Plan of Merger between GEQ and GPM (the GEQ Merger Agreement), including the termination of GEQs registration under the Investment Company Act of 1940

	Proposal 2(C): For the shareholders of GPM, the approval of the GGE Merger Agreement, including the issuance of additional common shares of beneficial interest of GPM and

	Proposal 2(D): For the shareholders of GPM, the approval of the GEQ Merger Agreement, including the issuance of additional common shares of beneficial interest of GPM

The results of the Proposals were as follows:

PROPOSAL MEETING HELD PORTFOLIO NAME OUTSTANDING SHARES
TOTAL VOTED FOR TOTAL VOTED AGST

1 2/13/2017 Guggenheim Enhanced Equity Income Fund 19,077,318
8,770,503 478,911

2(A) 2/13/2017 Guggenheim Enhanced Equity Strategy Fund 4,993,991
2,160,764 115,516

2(B) 2/13/2017 Guggenheim Equal Weight Enhanced Equity Income Fund 8,774,050 4,389,247 125,623

2(C) 2/13/2017 Guggenheim Enhanced Equity Income Fund 19,077,318
8,617,645 660,019

2(D) 2/13/2017 Guggenheim Enhanced Equity Income Fund 19,077,318
8,547,949 720,007